MORGAN STANLEY
                             SPECTRUM SERIES







        February 2006
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005 and the Prospectus Supplement dated December 15, 2005.









                                                          Issued: March 31, 2006

Morgan Stanley
[LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                            COMPOUND
                                                                                                                  INCEPTION-  ANNU-
                                                                                                                    TO-DATE  ALIZED
                     1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001  2002  2003  2004  2005  2006 RETURN   RETURN
FUND                   %     %     %     %     %     %     %     %     %     %     %     %     %     %     %     %      %      %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency...  --     --    --    --    --    --    --    --    --  11.7  11.1  12.2  12.4 (8.0) (18.3) (5.1)   11.8    2.0
                                                                         (6 mos.)                             (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced..........  --    --     --  (1.7) 22.8  (3.6) 18.2  16.4   0.8   0.9  (0.3)(10.1)  6.2 (5.6)   4.2   0.7    53.3    3.8
                                     (2 mos.)                                                                 (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select.....31.2 (14.4)  41.6  (5.1) 23.6   5.3   6.2  14.2  (7.6)  7.1   1.7  15.4   9.6 (4.7)  (5.0)  0.2   175.1    7.2
                   (5 mos.)                                                                                    (2 mos.)
-----------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic..  --    --     --   0.1  10.5  (3.5)  0.4   7.8  37.2 (33.1) (0.6)  9.4  24.0  1.7   (2.6)  2.3    45.0    3.3
                                     (2 mos.)                                                                 (2 mos.)
-----------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical..  --    --     --  (2.2) 17.6  18.3   7.5  10.2  (7.5)  7.8  (7.2) 23.3  23.0  4.4   (5.4)  0.4   124.5    7.4
                                     (2 mos.)                                                                 (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700
MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
FEBRUARY 2006

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of February 28, 2006 was as follows:

FUND                                   N.A.V.            % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                     $11.18                   (3.60)%
--------------------------------------------------------------------------------
Spectrum Global Balanced              $15.33                   (0.41)%
--------------------------------------------------------------------------------
Spectrum Select                       $27.51                   (2.33)%
--------------------------------------------------------------------------------
Spectrum Strategic                    $14.50                   (4.03)%
--------------------------------------------------------------------------------
Spectrum Technical                    $22.45                   (3.93)%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Prior to February 28, 2006, Spectrum Technical's assets were allocated to John W. Henry & Co., Inc. ("JWH"), Campbell & Co., Inc. ("Campbell"), Chesapeake Capital Corporation ("Chesapeake"), and Winton Capital Management Limited ("Winton") and traded pursuant to the following programs: JWH's Original Investment Program, JWH's Financial and Metals Portfolio, Campbell's Financial, Metal & Energy Large Portfolio, Chesapeake's Diversified 2XL Program, and Winton's Diversified Trading Program. Effective February 28, 2006, Spectrum Technical's assets, with the consent of the general partner, will no longer trade pursuant to JWH's Original Investment Program. The net proceeds of the withdrawal of assets from JWH's Original Investment Program, after payment of February month-end redemptions, were reallocated to Winton's Diversified Trading Program. Effective March 1, 2006, the estimated percentage of net assets allocated to each trading program will be as follows: JWH's Financial and Metals Portfolio (18%), Campbell's Financial, Metal & Energy Large Portfolio (28%), Chesapeake's Diversified 2XL Program (35%), and Winton's Diversified Trading Program (19%). Future subscriptions and redemptions will be allocated evenly among the four trading programs. This information updates and supplements the table under the "Use of Proceeds" section on page S-5 of the Supplement dated December 15, 2005 to the Spectrum Series Prospectus dated April 25, 2005.

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2005 WERE MAILED TO HOLDERS OF
NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,


/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                     MONTH ENDED     YTD ENDED
                                    FEBRUARY 28,   FEBRUARY 28,
                                        2006           2006
                                    ------------   ------------
            Australian dollar          -0.3            0.34
            British pound              -0.14           0.22
            Euro                       -0.46          -1.09
            Japanese yen               -0.61          -3.67
            Swiss franc                -0.31          -2.2
            Minor Currencies           -1.47           1.81

     Note: Reflects trading results only and does not include fees or interest income.

            Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Australian dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses during February resulted from short Japanese yen positions against the U.S. dollar as the value of the U.S. dollar moved lower against the yen during mid-month due to uncertainty surrounding the future direction of U.S. interest rates. Concurrently, the Japanese yen's value increased on the release of better-than-expected Japanese machinery orders data. The U.S. dollar's value declined further against the Japanese yen in response to a widening of the U.S. trade deficit in November and then continued to weaken after U.S. jobs growth slowed in December, falling short of expectations. The Japanese yen's value continued higher against the U.S. dollar towards the end of February amid intense speculation that the Bank of Japan may move to tighten monetary policy in Japan.

> Elsewhere in Asian currency markets, the value of the Singapore dollar dropped during mid-month after the release of negative economic data, thus causing losses for long positions in the Singapore dollar versus the U.S. dollar.

> Long positions in European currencies, particularly the euro and Swiss franc, versus the U.S. dollar recorded losses as their values declined with the British pound, which weakened on speculation of a reduction in U.K. interest rates following the release of the Bank of England's quarterly inflation report.

> Additional losses stemmed from long positions in the South African rand, Australian dollar, and New Zealand dollar (collectively, the "Commodity Currencies"), against the U.S. dollar as these Commodity Currencies values moved lower after gold prices declined.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                      MONTH ENDED     YTD ENDED
                                     FEBRUARY 28,   FEBRUARY 28,
                                         2006           2006
                                     ------------   ------------
            Currencies                 -0.56          -0.28
            Interest Rates              0.17          -1.85
            Stock Indices               0.21           2.66
            Energies                   -0.35          -0.21
            Metals                     -0.12           0.26
            Agriculturals               0.33           0.09

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the currency sector resulted primarily from short positions in the U.S. dollar index and short positions in the U.S. dollar versus the South African rand after the U.S. dollar's value was lifted by expectations for additional increases in U.S. interest rates. Meanwhile, the value of the South African rand was pressured lower due to a drop in gold prices. Additional losses were incurred from long positions in the euro and Swiss franc versus the U.S. dollar after the U.S. dollar's value moved higher.

> In the energy markets, losses stemmed from long futures positions in crude oil and its related products as prices initially declined on reduced fears about a possible supply disruption to Iranian oil. Prices continued to decline after Chinese government authorities announced that China would place an emphasis on prospecting alternative energy sources in the future. Also contributing to weaker prices were reports of lagging demand and larger-than-expected supplies from the International Energy Agency.

> Losses in the metals markets resulted from long futures positions in both base and precious metals after prices declined sharply in the face of strength in the U.S. dollar and technically-based selling. Further impacting base metals prices was the release of Chinese government statistics that showed overcapacity in China's metals industry.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the agricultural markets, wheat and corn prices advanced during the month on supply concerns caused by severe drought conditions in U.S. growing regions. Elsewhere in the agricultural markets, live cattle prices reversed lower on new concerns regarding Mad Cow Disease. As a result, gains were achieved from long futures positions in both wheat and corn, as well as from short futures positions in live cattle.

> In the global stock indices sector, long positions in European stock index futures resulted in gains after European equities rose amid the release of positive corporate earnings in the banking, automotive, and mining sectors. Also supporting the move higher was the release of the widely watched index of German business sentiment, which rose to its highest level since October 1991.

> In the global interest rate sector, U.S. interest rate futures prices trended lower after the U.S. Federal Reserve increased U.S. interest rates with its fourteenth consecutive quarter-point hike. Concerns that the U.S. Federal Reserve would continue to raise future interest rates also surfaced after the U.S. January employment report revealed a solid rise in U.S. wage earnings and the headline U.S. unemployment rate fell to 4.7% from 4.9%. Thus, gains were experienced from short positions in U.S. interest rate futures.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                     MONTH ENDED     YTD ENDED
                                    FEBRUARY 28,   FEBRUARY 28,
                                        2006           2006
                                    ------------   ------------
            Currencies                 -0.63          -1.7
            Interest Rates              0.32          -0.65
            Stock Indices               0.25           1.72
            Energies                   -0.92          -0.42
            Metals                     -0.7            1.7
            Agriculturals              -0.24           0.22

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, losses stemmed from long futures positions in crude oil and its related products as prices initially declined on reduced fears about a possible supply disruption to Iranian oil. Prices continued to decline after Chinese government authorities announced that China would place an emphasis on prospecting alternative energy sources in the future. Also contributing to weaker prices were reports of lagging demand and larger-than-expected supplies from the International Energy Agency.

> Losses in the metals markets resulted from long futures positions in both base and precious metals after prices declined sharply in the face of a stronger U.S. dollar and technically-based selling. Further impacting base metals prices was the release of Chinese government statistics that showed overcapacity in China's metals industry.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> In the currency sector, losses resulted as the U.S. dollar moved lower against the Japanese yen during mid-month due to uncertainty surrounding the future direction of U.S. interest rates. Concurrently, the Japanese yen's value increased on the release of better-than-expected Japanese machinery orders data. The U.S. dollar's value declined further against the Japanese yen in response to a widening of the U.S. trade deficit in November and then continued to weaken after U.S. jobs growth slowed in December, falling short of expectations. The Japanese yen's value continued higher against the U.S. dollar towards the end of February amid intense speculation that the Bank of Japan may move to tighten monetary policy in Japan. European currencies also declined as the British pound weakened on speculation of a reduction in U.K. interest rates triggered by the release of the Bank of England's quarterly inflation report. Meanwhile, the South African rand and Australian dollar weakened as gold prices declined on profit-taking. As a result, losses were incurred from short positions in the Japanese yen, as well as from long positions in the British pound, Australian dollar, and South African rand, versus the U.S. dollar.

> Within the agricultural markets, sugar prices reversed lower after trending higher in recent months on technically-based selling and projections for supply increases in 2006 by the U.S. Department of Agriculture. Coffee prices also fell due to news of crop growth and higher harvest rates from Brazil, the worlds largest coffee producer. As such, losses were recorded from long futures positions in sugar and coffee.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains in the global interest rate markets resulted from short positions in European interest rate futures as prices weakened after a reading of the euro-zone services sector reflected activity rising to its highest level in two years, strengthening the view that the European Central Bank would potentially raise interest rates in the months ahead. Prices continued to move lower after the European Union Commissioner announced forecasts for increases in euro-zone economic growth during the first quarter of 2006.

> In the global stock indices sector, long positions in European stock index futures resulted in gains after European equity prices rose amid the release of positive corporate earnings in the banking, automotive, and mining sectors. Also supporting the move higher was the release of the widely watched index of German business sentiment, which rose to its highest level since October 1991.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                     MONTH ENDED     YTD ENDED
                                    FEBRUARY 28,   FEBRUARY 28,
                                        2006           2006
                                    ------------   ------------
            Currencies                 -0.31          -1.17
            Interest Rates              0.46           0.71
            Stock Indices              -0.26           0.75
            Energies                   -2.93          -2.79
            Metals                     -0.28           5.09
            Agriculturals              -0.28           2.55

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, losses stemmed from long futures positions in unleaded gas as prices initially declined on reduced fears about a possible supply disruption to Iranian oil. Prices continued to decline after Chinese government authorities announced that China would place an emphasis on prospecting alternative energy sources in the future. Also contributing to weaker prices were reports of lagging demand and larger-than-expected supplies from the International Energy Agency.

> In the currency sector, losses were incurred from short Japanese yen positions as the U.S. dollar initially moved lower against the Japanese yen due to uncertainty surrounding the future direction of U.S. interest rates. Concurrently, the Japanese yen's value increased on the release of better-than-expected Japanese machinery orders data. The U.S. dollar's value declined further against the Japanese yen in response to a widening of the U.S. trade deficit in November and then continued to weaken after U.S. jobs growth slowed in December, falling short of expectations. The Japanese yen's value continued higher against the U.S. dollar towards the end of February amid intense speculation that the Bank of Japan may move to tighten monetary policy in Japan. Bank of Japan Governor Toshihiko Fukui reinforced market speculation with his hawkish comments about the interest rate outlook in the world's second-largest economy. Elsewhere in the currency markets, the British pound weakened on speculation of a reduction in U.K. interest rates triggered by the release of the Bank of England's quarterly inflation report. As a result, losses were incurred from long positions in the British pound. Additional losses stemmed from long cross-rate positions in the euro versus the Japanese yen as the yen traded higher for the aforementioned reasons.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Within the agricultural markets, sugar prices reversed lower on technically-based selling and projections for supply increases in 2006 by the U.S. Department of Agriculture. Sparking a further decline in sugar prices, as well as cocoa, was news that the U.S. Commerce Department indicated that U.S. federal farm programs that support sugar and cocoa prices may have contributed to job losses within the candy industry. Coffee prices also fell due to news of crop growth and higher harvest rates from Brazil, the worlds largest coffee producer. Finally, cotton prices weakened in response to moderate supply and light demand. As a result, long futures positions in sugar, cocoa, coffee, and cotton incurred losses.

> Losses in the metals markets resulted from long futures positions in precious metals, particularly gold, after prices declined sharply in the face of strength in the U.S. dollar against European currencies and technically-based selling.

> Long positions in U.S. stock index futures incurred losses for the global stock indices sector after prices fell amid concerns for higher U.S. interest rates. Long positions in Japanese stock indices futures also contributed to sector losses after Japanese equity prices weakened following announcements of the country's positive growth in core machinery orders.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains in the global interest rate sector resulted from short positions in Japanese and European interest rate futures as global fixed-income futures prices declined during the month amid speculation of further increases in interest rates.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                     MONTH ENDED     YTD ENDED
                                    FEBRUARY 28,   FEBRUARY 28,
                                        2006           2006
                                    ------------   ------------
            Currencies                 -0.86          -2.75
            Interest Rates              0.2           -1.85
            Stock Indices              -0.36           3.31
            Energies                   -1.32          -0.89
            Metals                     -0.81           3.21
            Agriculturals              -0.32           0.32

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, losses stemmed from long futures positions in crude oil and its related products as prices initially declined on reduced fears about a possible supply disruption to Iranian oil. Prices continued to decline after Chinese government authorities announced that China would place an emphasis on prospecting alternative energy sources in the future. Also contributing to weaker prices were reports of lagging demand and larger-than-expected supplies from the International Energy Agency.

> Losses were incurred in the currency sector from short positions in the Japanese yen versus the U.S. dollar as the value of the U.S. dollar initially moved lower against the Japanese yen due to uncertainty surrounding the future direction of U.S. interest rates. Concurrently, the Japanese yen's value increased on the release of better-than-expected Japanese machinery orders data. The U.S. dollar's value declined further against the Japanese yen in response to a widening of the U.S. trade deficit in November and then continued to weaken after U.S. jobs growth slowed in December, falling short of expectations. The Japanese yen's value continued higher against the U.S. dollar towards the end of February amid intense speculation that the Bank of Japan may move to tighten monetary policy in Japan. Elsewhere in the currency markets, the British pound weakened on speculation of a reduction in U.K. interest rates triggered by the release of the Bank of England's quarterly inflation report. Meanwhile, the Australian dollar weakened in tandem with declining gold prices because of profit-taking. As a result, losses were incurred from short positions in the Japanese yen and euro, as well as from long positions in the British pound and Australian dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Losses in the metals markets resulted from long futures positions in both base and precious metals after prices declined sharply in the face of technically-based selling and over-bought conditions. Further impacting base metals prices was the release of Chinese government statistics that showed overcapacity in China's metals industry.

> Long positions in Japanese stock index futures incurred losses after Japanese equity prices weakened amid a sharp sell-off caused by profit-seeking investors following announcements of the country's positive growth in core machinery orders. Also contributing to price declines in most of the global stock indices were long positions in U.S. stock index futures, which incurred losses after prices fell amid concerns for higher U.S. interest rates.

> In the agricultural markets, losses stemmed from long futures positions in live cattle after prices weakened on new concerns regarding Mad Cow Disease.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains in the global interest rate markets resulted from short positions in European interest rate futures as prices weakened after a reading of the euro-zone services sector reflected activity rising to its highest level in two years, strengthening the view that the European Central Bank would potentially raise interest rates in the months ahead. Prices continued to move lower after the European Union Commissioner announced forecasts for increases in euro-zone economic growth during the first quarter of 2006. Short positions in U.S. interest rate futures also contributed to sector gains as prices trended lower after the U.S. Federal Reserve increased U.S. interest rates with its fourteenth consecutive quarter-point hike. Concerns that the U.S. Federal Reserve would continue to raise future interest rates surfaced after the U.S. January employment report revealed a solid rise in U.S. wage earnings and the U.S. headline unemployment rate fell to 4.7% from 4.9%.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 28, 2006 (UNAUDITED)

                                      MORGAN STANLEY                     MORGAN STANLEY
                                    SPECTRUM CURRENCY               SPECTRUM GLOBAL BALANCED
                              -----------------------------      ------------------------------
                                            PERCENTAGE OF                       PERCENTAGE OF
                                           FEBRUARY 1, 2006                    FEBRUARY 1, 2006
                                              BEGINNING                           BEGINNING
                                 AMOUNT     NET ASSET VALUE          AMOUNT    NET ASSET VALUE
                              ------------ ----------------      ------------  ----------------
                                   $             %                     $             %
INVESTMENT INCOME
   Interest income (Note 2)        517,541        .26                 145,217         .33
                               -----------      -----             -----------       -----

EXPENSES
  Brokerage fees (Note 2)          777,928        .38                 170,018         .38
  Management fees (Note 3)         338,230        .18                  46,200         .11
                               -----------      -----             -----------       -----
    Total Expenses               1,116,158        .56                 216,218         .49
                               -----------      -----             -----------       -----

NET INVESTMENT LOSS               (598,617)      (.30)                (71,001)       (.16)
                               -----------      -----             -----------       -----

TRADING RESULTS
Trading profit (loss):
  Realized                              --         --                 740,434        1.67
  Net change in unrealized      (6,704,882)     (3.30)               (851,987)      (1.92)
                               -----------      -----             -----------       -----
    Total Trading Results       (6,704,882)     (3.30)               (111,553)       (.25)
                               -----------      -----             -----------       -----

NET LOSS                        (7,303,499)     (3.60)               (182,554)       (.41)
                               ===========      =====             ===========       =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 28, 2006 (UNAUDITED)

                                          MORGAN STANLEY                          MORGAN STANLEY
                                         SPECTRUM CURRENCY                   SPECTRUM GLOBAL BALANCED
                               ------------------------------------     -----------------------------------
                                                               PER                                     PER
                                    UNITS          AMOUNT      UNIT         UNITS          AMOUNT      UNIT
                                    -----          ------      ----         -----          ------      ----
                                                     $          $                            $          $
Net Asset Value,
  February 1, 2006             17,504,690.726   202,937,718    11.59    2,882,201.403    44,352,535    15.39
Net Loss                                   --    (7,303,499)    (.41)              --      (182,554)    (.06)
Redemptions                      (583,423.492)   (6,522,675)   11.18      (44,712.564)     (685,444)   15.33
Subscriptions                     156,788.710     1,752,898    11.18       35,138.534       538,674    15.33
                               --------------   -----------             -------------    ----------
Net Asset Value,
  February 28, 2006            17,078,055.944   190,864,442    11.18    2,872,627.373    44,023,211    15.33
                               ==============   ===========             =============    ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 28, 2006 (UNAUDITED)

                                       MORGAN STANLEY               MORGAN STANLEY              MORGAN STANLEY
                                       SPECTRUM SELECT            SPECTRUM STRATEGIC          SPECTRUM TECHNICAL
                              -----------------------------  ---------------------------- -----------------------------
                                            PERCENTAGE OF                 PERCENTAGE OF                 PERCENTAGE OF
                                           FEBRUARY 1, 2006              FEBRUARY 1, 2006              FEBRUARY 1, 2006
                                              BEGINNING                     BEGINNING                     BEGINNING
                                  AMOUNT   NET ASSET VALUE      AMOUNT   NET ASSET VALUE    AMOUNT     NET ASSET VALUE
                              ------------ ----------------  ----------- ---------------- ------------ ----------------
                                     $            %                $            %              $              %
INVESTMENT INCOME
  Interest income (Note 2)         1,387,067       .26           453,810        .25         1,887,826         .25
                                 -----------     -----       -----------      -----       -----------       -----

EXPENSES
  Brokerage fees (Note 2)          2,714,738       .50           898,631        .50         3,767,189          50
  Management fees (Note 3)         1,291,814       .25           415,543        .23         1,648,423         .22
                                 -----------     -----       -----------      -----       -----------       -----
    Total Expenses                 4,006,552       .75         1,314,174        .73         5,415,612         .72
                                 -----------     -----       -----------      -----       -----------       -----

NET INVESTMENT LOSS               (2,619,485)     (.49)         (860,364)      (.48)       (3,527,786)       (.47)
                                 -----------     -----       -----------      -----       -----------       -----

TRADING RESULTS
Trading profit (loss):
  Realized                        11,866,749      2.19         7,462,594       4.15        15,242,612        2.02
  Net change in unrealized       (21,885,501)    (4.03)      (13,837,479)     (7.70)      (41,320,524)      (5.48)
                                 -----------     -----       -----------      -----       -----------       -----
    Total Trading Results        (10,018,752)    (1.84)       (6,374,885)     (3.55)      (26,077,912)      (3.46)
                                 -----------     -----       -----------      -----       -----------       -----

NET LOSS                         (12,638,237)    (2.33)       (7,235,249)     (4.03)      (29,605,698)      (3.93)
                                 ===========     =====       ===========      =====       ===========       =====


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED FEBRUARY 28, 2006 (UNAUDITED)

                               MORGAN STANLEY                        MORGAN STANLEY                        MORGAN STANLEY
                               SPECTRUM SELECT                     SPECTRUM STRATEGIC                    SPECTRUM TECHNICAL
                     ----------------------------------    ---------------------------------    ------------------------------------
                                                  PER                                   PER                                     PER
                          UNITS         AMOUNT    UNIT         UNITS          AMOUNT    UNIT        UNITS          AMOUNT       UNIT
                          -----         ------    ----         -----          ------    ----        -----          ------       ----
                                          $         $                           $        $                           $           $
Net Asset Value,
  February 1, 2006   19,277,874.226  542,947,556   28.16  11,892,253.185  179,726,251  15.11   32,237,556.358   753,437,740   23.37
Net Loss                         --  (12,638,237)   (.65)             --   (7,235,249)  (.61)              --   (29,605,698)   (.92)
Redemptions            (338,746.149)  (9,318,906)  27.51    (276,661.634)  (4,011,594) 14.50     (800,890.142)  (17,979,984)  22.45
Subscriptions           233,434.611    6,421,787   27.51     187,336.225    2,716,375  14.50      501,291.835    11,254,002   22.45
                     --------------  -----------          --------------  -----------          --------------   -----------
Net Asset Value,
  February 28, 2006  19,172,562.688  527,412,200   27.51  11,802,927.776  171,195,783  14.50   31,937,958.051   717,106,060   22.45
                     ==============  ===========          ==============  ===========          ==============   ===========

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan
Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017







ADDRESS SERVICE REQUESTED










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